Exhibit 10.1

August 17, 2011

Mr. Brad Holtzinger

Dear Brad:

MIPS Technologies, Inc. is pleased to confirm the terms of the Special Bonus Plan for the Vice President of Worldwide Sales which have now been approved by the Compensation and Nominating Committee of the Board of Directors.  This special bonus plan is to be effective as of fiscal year 2012 and is in addition to your participation in the Performance-Based Bonus Plan for Executives.

Under the special bonus plan as now modified, you are eligible for a bonus (in an amount up to 1/4% of the company’s annual license revenue) based on achievement of the annual license revenue goal in the corporate financial plan.  The bonus is calculated as follows: an amount equal to 1/4% (that is, 0.0025) of the company’s license revenue accrues on a linear basis, but the bonus is only payable if the company achieves at least 80% of the license revenue goal set forth in the corporate financial plan.  The bonus amount percentage shall remain at 1/4% if the license revenue goal is exceeded during the fiscal year.  The payout is subject to adjustment on the discretion of the CEO and upon the advice and consent of the Compensation and Nominating Committee.  The corporate financial plan is the Statement of Operations approved annually by the Board of Directors for the fiscal year which includes an annual license revenue goal to be used for the purposes of the bonus calculations above.

No bonus shall be considered earned under this plan unless and until the Board and/or the Compensation and Nominating Committee have determined that bonuses will be paid under the plan, and have approved the amount of the bonus which shall be paid to you (such date, the “Determination Date”).  No pro rata bonus may be earned prior to the Determination Date.  Payments will be paid in cash after the Determination Date, typically within two months after the completion of each plan period, unless you have exercised a right under a company established plan to defer such payment, in which case, when applicable, payment in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, will be made in accordance with such deferral plan and applicable law.   In order to be eligible to earn a bonus, you must be employed on the Determination Date and at the time of payout, unless otherwise determined by the Compensation and Nominating Committee in its sole discretion.

Please acknowledge your understanding of the above terms by signing below and returning a signed copy to MIPS Technologies Human Resources. The team and I are looking forward to your making a major contribution to our success in FY12.

Sincerely,

/s/ SANDEEP VIJ

Sandeep Vij
President and Chief Executive Officer
MIPS Technologies, Inc.

I acknowledge the above special bonus terms with the understanding that it is not an employment contract. I understand that my employment with the company is not for any fixed term and constitutes at-will employment in which either I or the company may terminate at any time, for any reason, with or without notice. The terms stated in the letter above supersede all prior discussions and negotiations with respect to the subject matter, and no other writing published by the company is intended to modify the presumptions of at-will employment status.

Signature:  /s/ BRAD HOLTZINGER
Name: Brad Holtzinger
Date:  August 17, 2011